Exhibit 99.1


                                     [LOGO]

                                               NEWS RELEASE
For Immediate Release:                         Contact: Howard Root, CEO
Wednesday, October 15, 2003                    James Hennen, Director of Finance
                                               Vascular Solutions, Inc.
                                               (763) 656-4300


               VASCULAR SOLUTIONS ANNOUNCES THIRD QUARTER RESULTS

       WORLDWIDE MARKET LAUNCH OF D-STAT(R) DRY EXCEEDS EARLY EXPECTATIONS
      NEW VARI-LASE(TM) AND PRONTO(TM) PRODUCTS RECORD EARLY SALES GROWTH
       SALES GUIDANCE RE-AFFIRMED FOR 2004 AT 100% ANNUAL GROWTH OVER 2003

         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced results for its third quarter ended September 30, 2003 and reported the initial results of the market launch of its four new products for 2003.

         Net sales during the third quarter were $2,708,626, a decrease of 11% from net sales of $3,040,758 in the third quarter of 2002. The 11% decrease in net sales was in line with the Company's focus on its very recent new product introductions as well as its 23% decrease in sales and marketing expenses from the year-prior period. During the third quarter the company launched the D-Stat Dry bandage worldwide, the Pronto extraction catheter in Europe and the Vari-Lase endovenous laser procedure kit in the U.S. The net loss for the third quarter of 2003 was $2,385,268, improving from a net loss of $2,633,954 in the third quarter of 2002 primarily due to lowered expenses in the sales and marketing area.

         "The most important event for Vascular Solutions in the third quarter was the receipt of our 510(k) clearance on September 22nd from the FDA to allow sales of our D-Stat Dry in the U.S.," commented Howard Root, Chief Executive Officer of Vascular Solutions. "The early clinical and sales reaction to the D-Stat Dry has been outstanding, with worldwide net sales of $39,850 in just the last six business days of the third quarter and excellent reported clinical outcomes. We believe that the D-Stat Dry product uniquely meets a number of customer desires, and will be a rapidly growing product in our interventional medical device portfolio."

         The official market launch of the Vari-Lase endovenous laser product line also commenced in late July, with net sales of $108,263 in the third quarter. "The Vari-Lase business is starting nicely, with substantial customer interest and growth potential," commented Mr. Root. The Company also received its 510(k) clearance from the FDA on four additional configurations of the Vari-Lase procedure kit that the Company expects to launch in the fourth quarter. The Company also filed its 510(k) application for its Vari-Lase laser console in September.

         Net sales of the Pronto extraction catheter commenced in Europe in late August, with initial sales of $11,455 in the third quarter. "The Pronto has already demonstrated its clinical utility, with our market launch starting from just a few European centers. In the fourth quarter we are expanding our international launch and the reception has been very positive," commented Mr. Root.

         Finally, in September the Company received 510(k) clearance of its D-Stat Radial product. "Before launching we observed that a design improvement to the D-Stat Radial was needed to improve the product, which we are in the process of making. This has slightly delayed our expected market launch of the Radial from late September to the fourth quarter," added Mr. Root.

         Vascular Solutions also re-affirmed its guidance on its sales estimates for 2004. "We believe that our net sales for 2004 will increase by 100% or more over net sales for 2003 to between $25 million and $30 million. Projected revenue related to the new product introductions is estimated at between $8 million and $10 million for the D-Stat Dry, between $4 million and $6 million for the Vari-Lase, between $2 million and $3 million for the Pronto and between $500,000 and $1 million for the D-Stat Radial. We also continue to believe that profitability is achieved at $7 million in quarterly net sales, based on expected new product selling prices and gross margins."

         Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Wednesday, October 22nd by dialing 1-800-642-1687 and entering conference ID #3168480. A recording of the call will also be archived on the investor relations portion of the company's web site, www.vascularsolutions.com until Wednesday, October 22nd. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company's view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

                            VASCULAR SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                   Three Months Ended                Nine Months Ended
                                                      September 30,                    September 30,
                                                  2003             2002             2003             2002
                                                      (unaudited)                       (unaudited)
Net sales                                    $  2,708,626     $  3,040,758     $  8,401,631     $  9,172,707
Cost of goods sold                              1,101,875        1,224,151        3,410,059        3,757,329
Gross profit                                    1,606,751        1,816,607        4,991,572        5,415,378

Operating expenses:
     Research and development                     884,421          817,850        2,788,527        2,571,214
     Clinical and regulatory                      385,231          330,865        1,134,388        1,025,440
     Sales and marketing                        2,217,466        2,870,147        7,274,791        9,458,240
     General and administrative                   480,547          520,616        1,428,717        1,606,578
     Amortization of purchased technology          54,375           54,375          163,125           90,625

          Operating loss                       (2,415,289)      (2,777,246)      (7,797,976)      (9,336,719)
Interest income                                    30,021          143,292          132,685          408,629
          Net loss                           $ (2,385,268)    $ (2,633,954)    $ (7,665,291)    $ (8,928,090)

Basic and diluted net loss per share         $       (.19)    $       (.20)    $       (.60)    $       (.67)
Shares used in computing basic and
   diluted net loss per share                  12,836,099       13,368,006       12,832,065       13,360,889

                            VASCULAR SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS

                                                               September 30,     December 31,
                                                                    2003             2002
                                                                (unaudited)         (note)
ASSETS
Current assets:
     Cash and cash equivalents                                  $ 1,823,575      $ 1,835,059
     Available for-sale-securities                                6,067,682       14,914,444
     Accounts receivable, net                                     1,426,618        1,357,946
     Inventories                                                  3,224,587        2,132,516
     Prepaid expenses                                               493,627          326,773
          Total current assets                                   13,036,089       20,566,738
Property and equipment, net                                         759,505          795,885
Intangible assets                                                   754,470          917,595
          Total assets                                          $14,550,064      $22,280,218

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities:                                      $ 1,825,496      $ 1,910,985
Shareholders' equity:
     Total shareholders' equity                                 $12,724,568      $20,369,233
          Total liabilities and shareholders' equity            $14,550,064      $22,280,218
Note: Derived from the audited balance sheet at that date

ABOUT VASCULAR SOLUTIONS

         Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. The company's primary product is the Duett(TM) sealing device which combines an easy-to-use balloon catheter delivery mechanism with a biological procoagulant mixture to enable cardiologists and radiologists to rapidly seal the puncture site following catheterization procedures such as angiography, angioplasty and stenting. In February 2002 the Company commenced worldwide sales of its second product, the D-Stat flowable hemostat, which is used in a wide variety of interventional procedures for the local management of active bleeding. In April 2002 the Company acquired the Acolysis intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease. New products introduced in the second half of 2003 consist of: the Vari-Lase endovenous laser procedural kit used in the treatment of varicose veins; the D-Stat Dry hemostatic bandage for the rapid control of topical bleeding; the D-Stat Radial hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist; and the Pronto extraction catheter for the mechanical extraction of soft thrombus.

         The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to our products, and the loss of key vendors.

         For further information, connect to www.vascularsolutions.com.